Exhibit (s)

Calculation of Filing Fees Tables

Form N-2

(Form Type)

RiverNorth Flexible Municipal Income Fund II, Inc.

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, $0.0001 par value (2)
	Equity	Preferred Shares, $0.0001 par value (2)
	Other	Subscription Rights for Common Shares (2)
	Other	Subscription Rights for Preferred (2)
	Other	Subscription Rights for Common Shares and Preferred Shares (2)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)			$150,000,000	$0.00011020	$16,530
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities	Equity	Common Shares

Total Offering Amounts						$150,000,000	$0.00011020	$16,530
Total Fees Previously Paid								---
Total Fee Offsets								---
Net Fee Due								$16,530

(1)	Estimated pursuant to Rule 457(o) of the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under the registration statement.
(2)	There is being registered hereunder an indeterminate principal amount of common or preferred stock or subscription rights to purchase common stock, preferred stock or common and preferred stock as may be sold, from time to time. In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $150,000,000.